Exhibit 23.3

MOORE & ASSOCIATES, CHARTERED ACCOUNTANTS AND ADVISORS PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of Witel Corp, of our report dated June 22, 2007, except Note 2 - September 11, 2007, on our audit of the financial statements of Witel Corp as of May 31, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception February 20, 2007 through May 31, 2007 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
September 13, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501